Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Rob Lockerman	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300
866 759 8686
Unum Group Reports Second Quarter 2012 Results

CHATTANOOGA, Tenn. (August 1, 2012) - Unum Group (NYSE: UNM) today reported net income of $216.4 million ($0.76 per diluted common share) for the second quarter of 2012, compared to net income of $227.6 million ($0.74 per diluted common share) for the second quarter of 2011.
Included in the results for the second quarter of 2012 is a net after-tax loss of $8.9 million ($0.03 per diluted common share) resulting from the combined impact of net realized investment losses on the Company's investment portfolio and the amortization of prior period actuarial losses on the Company's pension plan. This compares to a net after-tax loss of $7.4 million ($0.02 per diluted common share) in the second quarter of 2011.
Adjusting for these items, income on an after-tax basis was $225.3 million ($0.79 per diluted common share) in the second quarter of 2012, compared to $235.0 million ($0.76 per diluted common share) in the second quarter of 2011.
“In spite on the challenging environment, I am generally pleased with the performance of most of our businesses. We continued to generate strong profitability and sales results across much of the Company, while at the same time maintaining a solid investment portfolio and capital position,” said Thomas R. Watjen, president and chief executive officer.
“While remaining solidly profitable, our UK business is still not meeting our expectations, but I am confident in our plans to improve the performance in this business segment.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
In the following segment financial data, "operating revenue" excludes net realized investment gains or losses. "Operating income" or "operating loss" excludes net realized investment gains or losses, non-operating retirement-related gains or losses, and income tax.
Unum US Segment
    Unum US reported operating income of $212.7 million in the second quarter of 2012, an increase of 3.5 percent from $205.6 million in the second quarter of 2011. Premium income for the segment increased 4.2 percent to $1,115.0 million in the second quarter of 2012, compared to premium income in the second quarter of 2011 of $1,069.8 million.
Within the Unum US operating segment, the group disability line of business reported a 10.5 percent decline in operating income, with $70.4 million in the second quarter of 2012 compared to $78.7 million in the second quarter of 2011. Premium income in group disability increased 1.7 percent to $516.0 million in the second quarter of 2012, compared to $507.4 million in the second quarter of 2011, driven primarily by sales growth and continued strong premium persistency. The benefit ratio for the second quarter of 2012 was 84.7 percent, compared to 84.4 percent in the second quarter of 2011, as a result of unfavorable risk results in group short-term disability resulting from a higher level of claim incidence and higher average weekly indemnities. Group long-term disability risk results were slightly favorable in the quarter due to higher claim recoveries, partially offset by an increase in claim incidence relative to the year-ago period. Group long-term disability sales declined 6.0 percent to $36.0 million in the second quarter of 2012, compared to $38.3 million in the second quarter of 2011. Group short-term disability sales increased 33.3 percent to $23.6 million in the second quarter of 2012, compared to $17.7 million in the second quarter of 2011. Premium persistency in the group long-term disability line of business was 91.7 percent through the first six months of 2012, compared to 89.8 percent through the first six months of

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

2011. Case persistency for this line was 88.3 percent through the first six months of 2012, compared to 89.1 percent through the first six months of 2011. Premium persistency in the group short-term disability line of business was 89.8 percent through the first six months of 2012, compared to 90.7 percent through the first six months of 2011. Case persistency for the short-term disability line was 87.8 percent through the first six months of 2012, compared to 88.1 percent through the first six months of 2011.
The group life and accidental death and dismemberment line of business reported a 10.2 percent increase in operating income to $57.3 million in the second quarter of 2012, compared to $52.0 million in the second quarter of 2011. Premium income for this line of business increased 7.2 percent to $322.9 million in the second quarter of 2012, compared to $301.1 million in the second quarter of 2011, reflecting higher sales and premium persistency. The benefit ratio in the second quarter of 2012 was 71.9 percent, compared to 70.3 percent in the second quarter of 2011, reflecting a higher average claim size which was offset slightly by a lower claim incidence rate for group life. Sales of group life and accidental death and dismemberment products increased 12.1 percent in the second quarter of 2012 to $50.1 million from $44.7 million in the second quarter of 2011. Premium persistency in the group life line of business was 91.6 percent through the first six months of 2012, compared to 87.3 percent through the first six months of 2011. Case persistency in the group life line of business through the first six months of 2012, at 88.1 percent, was down slightly from 88.6 through the first six months of 2011.
The supplemental and voluntary line of business reported a 13.5 percent increase in operating income to $85.0 million in the second quarter of 2012, compared to $74.9 million in the second quarter of 2011. The increase was driven by strong results from both the voluntary benefits and individual disability - recently issued lines of business. Premium income for this line of business increased 5.7 percent to $276.1 million in the second quarter of 2012, compared to $261.3 million in the second

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

quarter of 2011, primarily reflecting higher sales in the voluntary benefits line of business. The interest adjusted loss ratio for the individual disability - recently issued line of business in the second quarter of 2012 increased slightly to 30.8 percent from 30.7 percent in the second quarter of 2011, as an increase in reserves for existing claims was mostly offset by a lower paid claim incidence rate and higher claim recoveries. The benefit ratio for voluntary benefits decreased to 46.8 percent in the second quarter of 2012 from 50.3 percent in the second quarter of 2011 due primarily to higher premium income, a lower claim prevalence rate, and a lower average claim size for voluntary disability. Also favorably impacting voluntary benefits risk metrics for the second quarter of 2012 was the release of active life reserves associated with a voluntary benefits large case customer who terminated the existing individual contracts and bought voluntary group coverage during the second quarter of 2012. Sales in the individual disability - recently issued line of business increased 13.3 percent in the second quarter of 2012 to $15.3 million. Relative to the second quarter of 2011, sales in the voluntary benefits line of business increased 8.0 percent in the second quarter of 2012 to $36.6 million.
Unum UK Segment
Unum UK reported operating income of $30.0 million in the second quarter of 2012, a decrease of 45.7 percent from $55.2 million in the second quarter of 2011. In local currency, operating income for the second quarter of 2012 decreased 43.8 percent, to £19.1 million from £34.0 million in the second quarter of 2011.
Premium income declined 1.5 percent to $173.2 million in the second quarter of 2012, compared to $175.8 million in the second quarter of 2011. In local currency, premium income increased 1.5 percent to £109.4 million in the second quarter of 2012, compared to £107.8 million in the second quarter of 2011. The benefit ratio in the second quarter of 2012 was 85.4 percent, compared to 69.8 percent in the comparable quarter in 2011. The higher benefit ratio in the second quarter of 2012

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

reflects unfavorable risk experience in both group disability and group life. The unfavorable risk experience in group disability resulted from higher new claims due to a lower level of declines, a higher average claim size, and weaker claim recoveries, while the unfavorable risk experience in group life resulted from a higher average claim size and higher claim volumes in the second quarter of 2012 relative to the second quarter of 2011.
Persistency in the group long-term disability line of business was 84.1 percent through the first six months of 2012, compared to 85.0 percent through the first six months of 2011. Persistency in the group life line of business was 82.4 percent through the first six months of 2012, compared to 87.4 percent through the first six months of 2011. Sales increased 1.3 percent to $24.0 million in the second quarter of 2012, compared to $23.7 million in the second quarter of 2011. In local currency, sales for the second quarter of 2012 increased 5.5 percent to £15.3 million, compared to £14.5 million in the second quarter of 2011.
Colonial Life Segment
Colonial Life reported a 6.0 percent decline in operating income to $67.6 million in the second quarter of 2012, compared to $71.9 million in the second quarter of 2011, with a decrease in overall net investment income resulting from lower miscellaneous investment income during the second quarter of 2012 as well as a higher benefit ratio in the current year quarter.
Premium income for the second quarter of 2012 increased 5.3 percent to $296.9 million, compared to $282.0 million in the second quarter of 2011. The benefit ratio in the second quarter of 2012 was 52.5 percent, compared to 51.2 percent for the same period in 2011. The accident, sickness, and disability benefit ratio declined slightly compared to the same period of 2011 due to favorable claim experience in the disability product line. Risk results for the cancer and critical illness line of business were less favorable than in the second quarter of 2011 due to an

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

increase in active life reserves resulting from favorable persistency. The benefit ratio in the life line of business increased due to unfavorable mortality experience in our traditional product line.
Sales increased 0.1 percent to $85.8 million in the second quarter of 2012 from $85.7 million in the second quarter of 2011, as an increase in existing account sales was mostly offset by a decrease in new account sales. Commercial market sales in the second quarter of 2012 were higher than the same period of 2011, while sales in the public sector were lower in the second quarter of 2012 compared with the same period of 2011. The number of new accounts decreased 2.1 percent in the second quarter of 2012 compared to the second quarter of 2011, while the average new case size was 9.1 percent lower.
Closed Block Segment
The Closed Block segment reported operating income of $25.7 million in the second quarter of 2012, compared to $30.4 million in the second quarter of 2011, driven by a decline in income in the long-term care line of business, partially offset by higher income from the individual disability line of business.
Premium income for the individual disability line of business declined 6.0 percent in the second quarter of 2012 compared to the comparable year-ago quarter, primarily reflecting the expected run-off of this block of business. The interest adjusted loss ratio for this line of business was 82.7 percent in the second quarter of 2012, compared to 84.3 percent in the second quarter of 2011, reflecting higher claim recoveries, partially offset by higher claim incidence rates.
Premium income for the long-term care line of business increased 4.0 percent to $156.9 million in the second quarter of 2012, compared to $150.8 million in the second quarter of 2011, driven by strong premium persistency and issuances of group long-term care policies. While the Company announced in the first quarter of 2012 that it would discontinue

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

sales of new long-term care business, there were several group cases which were already in the quoting and/or underwriting process for which policies have now been issued. The interest adjusted loss ratio for long-term care increased to 87.8 percent in the second quarter of 2012 from 84.3 percent in the second quarter of 2011, due to higher paid claim incidence rates and higher reserves for new and existing claims.
Corporate Segment
The Corporate segment reported an operating loss of $25.9 million in the second quarter of 2012, compared to a loss of $17.0 million in the second quarter of 2011. The higher operating loss in the second quarter of 2012 was driven primarily by lower net investment income and slightly higher expenses due to the impairment of a long-lived fixed asset during the quarter. Net investment income was lower in the second quarter of 2012 compared to the second quarter of 2011 due to lower asset levels, a lower proportion of assets invested at long-term interest rates, and a decrease in investment income attributable to tax-credit partnerships. However, the negative impact on net investment income from the tax-credit partnerships was offset by a lower income tax rate due to the tax benefits recognized as a result of these investments.
OTHER INFORMATION
Shares Outstanding
The Company's average number of shares outstanding, assuming dilution, was 283.7 million for the second quarter of 2012, compared to 307.4 million for the second quarter of 2011. Shares outstanding totaled 280.0 million at June 30, 2012. During the second quarter of 2012, the Company repurchased approximately 6.0 million shares at a cost of $125.1 million.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

Share Repurchase Authorization
The Company announced today that its Board of Directors has approved a $750 million share repurchase program with an expiration date in January 2014. This new authorization supersedes and replaces the previous authorization for $1 billion that was scheduled to expire in August 2012.
Capital Management
At June 30, 2012, the weighted average risk-based capital for the Company's traditional US insurance companies was approximately 404 percent; leverage was 23.3 percent; and cash and marketable securities in the holding companies equaled $564 million.
Leverage is measured as total debt to total capital, which the Company defines as debt plus stockholders' equity, excluding the net unrealized gain or loss on securities and the net gain or loss on cash flow hedges. Leverage also excludes the non-recourse debt and associated capital of Tailwind Holdings, LLC and Northwind Holdings, LLC and the short-term debt arising from securities lending agreements.
Tax Rate
The Company's tax rate in the second quarter of 2012 was lower than the second quarter of 2011 due primarily to the release of a tax liability related to unrecognized tax benefits.
Book Value
Book value per common share as of June 30, 2012 was $29.94, compared to $28.41 at June 30, 2011.
Outlook
The Company anticipates growth in after-tax operating income per share for full year 2012 to be slightly below the range of six percent to twelve percent, including the effect of expected share repurchases.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

NON-GAAP RECONCILIATION
The Company analyzes its performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes operating income or loss which excludes the specified items listed in its reconciliation is a better performance measure and a better indicator of the profitability and underlying trends in its business. Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of the Company's segments. The Company's investment focus is on investment income to support its insurance liabilities as opposed to the generation of realized investment gains or losses. Although the Company may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since the Company's underlying business is long-term in nature, and the Company needs to earn the interest rates assumed in calculating its liabilities. Certain components of the net periodic benefit cost for the Company's pensions and other postretirement benefit plans, namely the amortization of prior period actuarial gains or losses, are primarily driven by market performance and are not indicative of the operational results of the Company's businesses. The Company believes that excluding the amortization of prior period gains or losses from operating income by segment provides investors with additional information for comparison and analysis of operating results. However, although the Company manages its non-operating retirement-related gains or losses separately from the operational performance of its business, these gains or losses impact the overall profitability of the Company and will increase or decrease over time, depending on market conditions and the resulting impact on the actuarial gains or losses in the Company's pensions and other postretirement benefit plans. The Company believes leverage excluding the non-recourse debt of Northwind and Tailwind, the short-term debt arising from securities lending agreements, and the unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

trends, is an important measure. For reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.
CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, August 2, 2012 at 10:00 A.M. (Eastern Time) to discuss the results of operations for the second quarter. Topics may include forward-looking information such as the Company's outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 600-4869 for U.S. and Canada (pass code 5384197). For international, the dial-in number is (913) 312-1466 (pass code 5384197). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company's website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, August 9, 2012. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 5384197.
In conjunction with today's earnings announcement, the Company's Statistical Supplement for the second quarter of 2012 is available on the “Investors” section of the Company's website.
ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share and planned share repurchases, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (3) sustained periods of low interest rates; (4) changes in claim incidence, recovery rates, mortality rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of claims management operations, and changes in government programs; (5) fluctuation in insurance reserve liabilities; (6) investment results, including, but not limited to, realized investment losses resulting from defaults, contractual terms of derivative contracts, and impairments that differ from our assumptions and historical experience; (7) the lack of appropriate investments in the market which can be acquired to match our liability cash flows and duration; (8) changes in interest rates, credit spreads, and securities prices; (9) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (10) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, and consumer confidence; (11) changes in accounting standards, practices, or policies; (12) changes in our financial strength and credit ratings; (13) rating agency actions, state insurance department market conduct examinations and other inquiries, other governmental investigations and actions, and negative media attention; (14) effectiveness in managing our operating risks and the implementation of operational

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

improvements and strategic growth initiatives; (15) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (16) actual persistency and/or sales growth that is higher or lower than projected; (17) effectiveness of our risk management program; (18) the level and results of litigation; (19) currency exchange rates; (20) ability of our subsidiaries to pay dividends as a result of regulatory restrictions or changes in reserving or capital requirements; (21) ability and willingness of reinsurers to meet their obligations; (22) changes in assumptions related to intangible assets such as deferred acquisition costs, value of business acquired, and goodwill; (23) ability to recover our systems and information in the event of a disaster or unanticipated event and to protect our systems and information from unauthorized access and deliberate attacks; and (24) events or consequences relating to political instability, terrorism, or acts of war, both domestic and foreign.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2011 and our subsequently filed Form 10-Q. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

DIGEST OF EARNINGS
(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries

($ in millions, except share data)
	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Operating Revenue by Segment	$2,620.0	$2,568.1	$5,218.9	$5,116.0
Net Realized Investment Gain (Loss)	(2.1)	(3.6)	10.3	11.6
Total Revenue	$2,617.9	$2,564.5	$5,229.2	$5,127.6

Operating Income by Segment	$310.1	$346.1	$619.3	$666.3
Net Realized Investment Gain (Loss)	(2.1)	(3.6)	10.3	11.6
Non-operating Retirement-related Loss	(11.6)	(8.0)	(23.2)	(16.0)
Income Tax	(80.0)	(106.9)	(176.1)	(210.7)
Net Income	$216.4	$227.6	$430.3	$451.2

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.76	$0.74	$1.50	$1.46
Assuming Dilution	$0.76	$0.74	$1.50	$1.45

Weighted Average Common Shares - Basic (000s)	283,316.6	306,316.2	286,874.5	309,513.0
Weighted Average Common Shares - Assuming Dilution (000s)	283,740.6	307,411.0	287,513.8	310,855.4

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30
	2012		2011
	(in millions)	per share *	(in millions)	per share *
After-tax Operating Income	$225.3	$0.79	$235.0	$0.76
Net Realized Investment Loss, Net of Tax	(1.4)	—	(2.2)	—
Non-Operating Retirement-related Loss, Net of Tax	(7.5)	(0.03)	(5.2)	(0.02)
Net Income	$216.4	$0.76	$227.6	$0.74

* Assuming Dilution

June 30
2012
(in millions)
Debt, As Reported	$3,007.4
Exclude Non-recourse Debt and Securities Lending Agreements	1,065.4
Debt, As Adjusted	$1,942.0

Total Stockholders' Equity, As Reported	$8,385.9
Exclude Net Unrealized Gain on Securities and Net Gain on Cash Flow Hedges	1,138.7
Exclude Northwind and Tailwind Capital	855.3
6,391.9
Debt, As Adjusted	1,942.0
Total Capital, As Adjusted	$8,333.9

Debt to Capital Ratio	23.3%

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

	June 30
	2012		2011
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$8,385.9	$29.94	$8,619.8	$28.41
Net Unrealized Gain on Securities	728.1	2.60	478.2	1.58
Net Gain on Cash Flow Hedges	410.6	1.46	355.9	1.17
Subtotal	7,247.2	25.88	7,785.7	25.66
Foreign Currency Translation Adjustment	(108.0)	(0.38)	(79.3)	(0.26)
Subtotal	7,355.2	26.26	7,865.0	25.92
Unrecognized Pension and Postretirement Benefit Costs	(430.2)	(1.54)	(308.8)	(1.02)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$7,785.4	$27.80	$8,173.8	$26.94

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.